Exhibit 99.1

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(469) 587-3334

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8225

Fossil, Inc. Reports Record Q4 Sales Results and Preliminary Fourth Quarter 2006
EPS

Richardson, TX. February 20, 2007 — Fossil, Inc. (NASDAQ: FOSL) today reported fourth quarter net sales and gross profit and preliminary earnings for the thirteen-week (“Fourth Quarter”) period ended January 6, 2007.

Preliminary Fourth Quarter results reflect solid operating results:

•                  Net sales increased 20.5% to $390.8 million;

•                  Gross profit increased 25.1% to $200.8 million, or 51.4% of net sales:

•                  Operating income totaled $57.6 million or 14.7% of net sales; and

•                  Net income was $38.2 million, or $0.55 per diluted share.

As previously announced on November 14, 2006, a committee made up of certain independent members of the Company’s Board of Directors (the “Special Committee”) commenced a review of the Company’s equity granting practices.  This voluntary review is being conducted with the assistance of independent legal counsel retained by the Special Committee.  The Company will not be able to comment on any aspect of the review or possible outcome and there can be no assurance that the Company will not have to restate its prior financial statements or adjust certain amounts presented in this release until after the Special Committee completes such review.  The Company is not republishing or making reference to any financial results issued prior to 2006 with the exception of historical period net sales and gross profit and selected balance sheet information.  Any financial disclosures relating to operating expenses, taxes, net income and net income per share amounts within this release should be considered preliminary.  The timing of the Company’s filing of its Quarterly Report on Form 10-Q for the quarter ended October 7, 2006 and it Annual Report on Form 10-K for the year ended January 6, 2007 with the Securities and Exchange Commission and the date of the Company’s annual meeting of shareholders are uncertain pending completion of the Special Committee’s review.

“We ended the year solidly, reporting balanced sales growth across our global businesses, product lines and channels of distribution,” stated Mike Kovar, Senior Vice-President and Chief Financial Officer of Fossil, Inc.  “We believe that innovation and differentiation drove improved performance in the sales of FOSSIL watches domestically and we continued to experience strength in our licensed brand watch and non-watch businesses.  We are pleased to report significant progress on our targeted balance sheet objectives, including reducing inventory levels by 5.3% below a year ago benefiting our year-end cash balances.”

Preliminary Fourth Quarter Results

Worldwide net sales rose 20.5% (17.0% excluding currency) in comparison to the prior year quarter.  Total international wholesale sales rose 26.8% (19.6% excluding currency) inclusive of sales related to the continued roll-out of ADIDAS.  Sales in Europe increased 20.8% (11.5% excluding currency), primarily a result of sales volume growth in licensed and FOSSIL brand watches and FOSSIL jewelry.  Other international sales increased 43.5% (41.8% excluding currency) and included approximately $5.8 million in net sales from the Company’s Mexico operation that was acquired in February of 2006.  Additionally, other international sales increased as a result of sales volume growth in licensed and FOSSIL brand watches.  Sales from the Company’s domestic watch business increased 10.4% compared to the prior year quarter, principally due to sales volume growth in licensed, FOSSIL, mass market and Relic brand watches. Domestic sales of FOSSIL watches, excluding discontinued product sales, increased by 7.3% in comparison to the prior year period.  During the year, renewed innovation and design have resulted in sales volume growth and increased sell-through rates at retail of the Company’s FOSSIL brand watches.   Fourth Quarter net sales from the Company’s accessories business rose 5.7% compared to the prior year quarter with sales volume growth from women’s and men’s leather products, partially offset by sales volume declines in FOSSIL eyewear.  Worldwide Company-owned retail store sales increased 32.4%, compared to the prior year quarter, as a result of a 19.8% increase in the average number of stores open during the Fourth Quarter and comparable store sales gain of 8.8%.

Gross profit of $200.8 million represents an increase of 25.1% over the prior year quarter amount of $160.5 million.  Gross profit margin increased by 190 basis points to 51.4% in the Fourth Quarter compared to 49.5% in the prior year quarter.  In comparison to the prior year quarter, a weaker U.S. dollar contributed a favorable 150 basis point increase to gross profit margin.  Gross profit also increased due to a sales mix shift toward higher margin company-owned retail and international sales, partially offset by increased sales of lower margin mass market watches.

Operating expenses, as a percentage of net sales were 36.6% in the Fourth Quarter.  Total operating expenses of $143.2 million includes approximately $4.2 million and $1.2 million of expenses related to a weaker U.S. dollar and additional compensation expense related to the implementation of SFAS No. 123R, “Share-Based Payment”, respectively.

The increase in net sales along with gross margin expansion and operating expense leverage produced operating income of $57.6 million, 14.7% of net sales, in the Fourth Quarter.  Fourth Quarter operating income included approximately $7.2 million of net currency gains related to the translation of foreign sales and expenses into U.S. dollars.

Interest expense totaled $1 million and other expense was $435,000 in the Fourth Quarter.

Earnings before income taxes were $56.1 million and the Company’s provision for income taxes of $18 million resulted in an effective income tax rate of 32%.  In comparison to the Company’s normalized effective tax rate of approximately 37%, the reduction in the fourth quarter effective tax rate was primarily due to recognition of certain deferred tax assets not previously recorded and a reduction in certain income tax contingency reserves.  As a result, the Company reported Fourth Quarter net income of $38.2 million, or $0.55 per fully diluted share, on approximately 69.2 million shares outstanding.

Selected Balance Sheet Information

At January 6, 2007, cash balances were $140.2 million with no long-term debt and $11.3 million of short-term bank debt.  Inventory at year end was $228.2 million declining 5.3% from inventory of $241.0 million last year.  Accounts receivable increased 9.4%, well below the 20.5% increase in net sales, to $155.2 million at year-end compared to $142 million at the end of the prior year.  Day’s sales outstanding decreased to 36 days at year-end compared to 40 days for the prior year.

2007 Outlook

The Company estimates net sales growth in the lower double-digit range for fiscal year 2007 and   continued gross margin improvement.  Net sales growth for the Company’s first quarter of 2007 could be slightly lower than the annual estimate as the first quarter of fiscal 2006 included an additional week within the reporting period.  These estimates reflect the current prevailing spot rate of the U.S. dollar compared to other foreign currencies primarily the Euro and Pound.  The Company expects it will be able to include earnings estimates for future periods after the Special Committee completes its review of the Company’s equity granting practices.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: continued acceptance of the Company’s products in the marketplace; intense competition, both domestically and internationally; changes in external competitive market factors, such as introduction of new products, development of new competitors, competitive brands or competitive promotional activity or spending; changes in consumer demands for the various types of products that Fossil offers; changes in consumer tastes and fashion trends; inventory risks due to shifts in market demands;  changes in foreign currency rates in relation to the United States dollar; the Company’s ability to successfully implement manufacturing, distribution and other cost efficiencies; changes in accounting rules; accuracy of forecast data; general economic conditions; acts of terrorism or acts of war; government regulation; the potential impact of the Special Committee’s review of the Company’s equity granting practices; and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Form 10-Q reports filed with the Securities and Exchange Commission.

About Fossil

Fossil, Inc. is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company’s principal offerings include an extensive line of fashion watches sold under the Company’s proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company’s products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company’s e-commerce website at www.fossil.com. Certain product, press release and SEC filing information concerning the Company is available at the website.

Selected Net Sales Information

The following tables sets forth certain components of the Company’s consolidated net sales and the percentage relationship of the components to consolidated net sales for the periods indicated (amounts in millions):

	Amounts		% of Total
	Thirteen Weeks Ended		Thirteen Weeks Ended
	January 6, 2007	December 31, 2005	January 6, 2007	December 31, 2005

Europe	$125.9	$104.2	32.2%	32.1%
Other International	54.1	37.7	13.9%	11.6%
Total International	180.0	141.9	46.1%	43.7%

Domestic Watch	85.2	77.2	21.8%	23.9%
Domestic Other	53.6	50.7	13.7%	15.6%
Total Domestic	138.8	127.9	35.5%	39.5%

Worldwide Retail	72.0	54.4	18.4%	16.8%

Total Net Sales	$390.8	$324.2	100.0%	100.0%

The following table is intended to illustrate by factor the total of the percentage change in sales by segment and on a consolidated basis:

	Analysis of Percentage Change in Fourth Quarter Net Sales Versus Prior Year Quarter
	Attributable to Changes in the Following Factors
	Exchange Rates	Acquisitions	Organic Growth	Total Change
Europe	9.3%	0.0%	11.5%	20.8%
Other International	1.6%	15.3%	26.6%	43.5%
Domestic Wholesale	0.0%	0.0%	8.5%	8.5%
Retail Worldwide	2.0%	0.0%	30.5%	32.5%
Total	3.5%	1.8%	15.2%	20.5%

Selected Balance Sheet Data (in millions):

	January 6, 2007	December 31, 2005

Cash, Cash Equivalents and Short-Term Investments	$140.2	$64.0
Accounts Receivable	155.2	142.0
Inventories	228.2	241.0
Notes Payable — Current	11.3	8.6

Note:  As stated in the attached press release, as a result of the Special Committee’s review of the Company’s equity granting practices, there can be no assurance that the Company will not have to restate its prior financial statements or adjust certain amounts presented in this release.  Therefore, any financial disclosures relating to operating expenses, taxes, net income and net income per share amounts within this release should be considered preliminary.  Reference is also made to the section captioned “Safe Harbor” in the attached press release.